Exhibit 99.1

November 17, 2020

Qurate Retail, Inc. Announces Extension of Employment Agreement of President and CEO Mike George and Planned Retirement at the End of 2021

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB) today announced that President and CEO Mike George has extended his employment agreement through the end of 2021 and will be retiring from the company at that time.  The early announcement allows ample time for transition planning and an executive search process.

“After leading QVC and Qurate Retail for nearly half the life of the company, I will be retiring at the end of 2021. This decision was made with careful consideration for our company, team members, partners and shareholders,” said Mike George, President and CEO, Qurate Retail, Inc. “The company is well positioned to thrive in this new era of retail by providing differentiated experiences across traditional commerce and new media platforms. We have many strong leaders and a committed and passionate team who will continue to grow our business by providing unique products and an incredible customer experience across every touchpoint.”

“Mike George has provided strong leadership at Qurate Retail for fifteen years and successfully led the business through many challenges and changes, including most recently COVID-19. I’m very pleased that he has agreed to stay on for another year during which time the Board, Mike and I will work together to find the next leader of Qurate Retail,” said Greg Maffei, Qurate Executive Chairman. “We have strong internal candidates and will also consider external candidates to find the best leader to drive our future and further build upon Qurate Retail’s strong performance trajectory. I want to thank Mike for being a great partner over these many years and for his dedication to growing Qurate Retail to the benefit of our teams, customers, and shareholders.”

About Qurate Retail, Inc.

Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of QVC (and its subsidiaries, including HSN), Zulily and the Cornerstone Brands (collectively, the Qurate Retail Group) as well as various green energy and other investments.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420